Exhibit 5.6

APPLEBY

Email:

dmolyneux@applebyglobal.com

Capmark Financial Group Inc.	direct dial:
116 Welsh Road	Tel 441 298 3228
Horsham, PA 19044	Fax 441 298 3366

your ref:

appleby ref:

DM/r+/133032 2

Dear Sirs:	14 March 2008

Crystal Ball Holding of Bermuda Ltd (the “Company”)

This opinion as to Bermuda law is addressed to you in connection with the Company and the Registration Statement on Form S-4 (the “Registration Statement”) filed by Capmark Financial Group Inc., a Nevada corporation (the “Issuer”) and certain subsidiaries of the Issuer named as Guarantors in the Registration Statement (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act.  The Registration Statement relates to the registration under the Act of up to $830,000,000 aggregate principal amount of the Issuer’s Floating Rate Senior Notes due 2010 (the “2010 Exchange Notes”), $1,200,000,000 aggregate principal amount of the Issuer’s 5.875% Senior Notes due 2012 (the “2012 Exchange Notes”) and $500,000,000 aggregate principal amount of the Issuer’s 6.300% Senior Notes due 2017 (the “2017 Exchange Notes”) (the 2010 Exchange Notes, the 2012 Exchange Notes and the 2017 Exchange Notes being collectively referred to herein as the “Exchange Notes”) and the guarantees (the “Guarantees”) of the Exchange Notes by the Guarantors.  Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.  The Company has requested that we provide this opinion in respect to certain securities being registered under the Registration Statement.

APPLEBY	Capmark Financial Group Inc. 14 March 2008

The Exchange Notes and the Guarantees are to be offered in exchange for the Issuer’s outstanding Floating Rate Senior Notes due 2010, outstanding 5.875% Senior Notes due 2012 and outstanding 6.300% Senior Notes due 2017 (collectively, the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors.  The Exchange Notes and the Guarantees will be issued by the Issuers and the Guarantors in accordance with the terms of three separate Indentures relating to each series of Initial Notes, each dated as of May 10, 2007 (the “Indentures,” and, collectively with the Exchange Notes and the Guarantees, the “Subject Agreements”), among, with respect to each Indenture, the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee.  Pursuant to Article 10 of each of the Indentures, the Company has agreed to guarantee, jointly and severally with the other Guarantors, on an unsecured, senior basis, the notes issued under each such Indenture.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)                                  the authenticity, accuracy and completeness of all Documents examined by us submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)                                 that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent and that the Exchange Notes will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of the opinion;

(c)                                  the genuineness of all signatures on the Documents;

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

(d)                                 the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)                                  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)                                    that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)                                 that the Subject Agreements have been or will be, when issued, validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h)                                 that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York, by which they are expressed to be governed;

(i)                                     that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the federal and state  courts of the Borough of Manhattan in the City of New York and in accordance with the laws of the State of New York;

(j)                                     that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(l)

that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(m)

that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(n)

that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the (i) Directors of the Company as unanimous written resolutions of the Board; (ii) Shareholders of the Company as unanimous written resolutions of the Shareholders; and there is no matter affecting the authority of the Directors and the Shareholders to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(o)

that the parties to the Subject Agreements, other than the Company, have no express or constructive knowledge of any circumstance whereby any Director or Shareholder of the Company, when the Board of Directors of the Company or Shareholder adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

(p)

that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

(q)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another; and

(r)

that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Subject Agreements that have arisen since the execution of the Subject Agreements which would affect the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)

The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)

The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements to which it is a party and to take all action as may be necessary to complete the transactions contemplated thereby.

(3)

The execution, delivery and performance by the Company of the Subject Agreements to which it is a party and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

(4)	The Subject Agreements to which the Company is a party have been duly executed and delivered by the Company and each constitutes legal,

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(5)

Subject as otherwise provided in this opinion, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Subject Agreements or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Subject Agreements.

(6)

The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

(7)

The transactions contemplated by the Subject Agreements are not subject to any currency deposit or reserve requirements in Bermuda. The Company has been designated as “non-resident” for the purposes of the Exchange Control Act 1972 and regulations made thereunder and there is no restriction or requirement of Bermuda binding on the Company which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Bermuda dollars) for the purposes of the performance by the Company of its obligations under the Subject Agreements.

(8)

The financial obligations of the Company under the Subject Agreements rank at least pari passu in priority of payment with all other unsecured and unsubordinated indebtedness (whether actual or contingent) issued, created or assumed by the Company other than indebtedness which is preferred by virtue of any provision of Bermuda law of general application.

(9)

The choice of the laws of State of New York as the proper law to govern the Subject Agreements is a valid choice of law under Bermuda law and such choice of law would be recognised, upheld and applied by the courts

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

of Bermuda as the proper law of the Subject Agreements in proceedings brought before them in relation to the Subject Agreements, provided that (i) the point is specifically pleaded; (ii) such choice of law is valid and binding under the laws of State of New York; and (iii) recognition would not be contrary to public policy as that term is understood under Bermuda law.

(10)         The submission by the Company to the jurisdiction of the federal and state  courts of the Borough of Manhattan in the City of New York pursuant to the Subject Agreements is not contrary to Bermuda law and would be recognised by the courts of Bermuda as a legal, valid and binding submission to the jurisdiction of the federal and state  courts of the Borough of Manhattan in the City of New York, if such submission is accepted by such courts and is legal, valid and binding under the laws of State of New York.

(11)         A final and conclusive judgment of a competent foreign court against the Company based upon the Subject Agreements (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act 1958 applies, and it does not apply to the federal and state  courts of the Borough of Manhattan in the City of New York) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court.  A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

(i)            the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

(ii)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

(12)                            Neither the Company nor any of its assets or property enjoys, under Bermuda law, immunity on the grounds of sovereignty from any legal or other proceedings whatsoever or from enforcement, execution or attachment in respect of its obligations under the Subject Agreements.

(13)                            Based solely upon the Company Search and the Litigation Search:

(i)	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against the Company; and

(ii)

no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

(14)                            The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

Company.  There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Subject Agreements or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

Reservations

We have the following reservations:

(a)                                  The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)                                 We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements.  In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)                                  Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(d)                                 Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

(e)           We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f)            Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)           We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)           Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(i)            We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable.  Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained.  If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages.  Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment.  If the Court does not exercise that discretion,

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

then interest will accrue at the statutory rate which is currently 7% per annum.

(j)            We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(k)           Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)            details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)           details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)          whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

(iv)                              whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)                                 whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(l)            In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(m)          In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(n)           In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

(o)           Service on the Company of process in connection with proceedings in a Bermuda court by means of post, as contemplated in Section 16 of the Purchase Agreement would be effective only if made with leave of the court.

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

Disclosure

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is intended solely for use in connection with the registration and offering of the Exchange Notes as described in the Registration Statement; provided, however, we hereby consent to the reliance upon this opinion by Simpson Thacher & Bartlett LLP, in connection with its opinions related to the Exchange Notes and the Guarantees.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

SCHEDULE

1.             The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 13 March 2008 (the “Company Search”).

2.             The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 13 March 2008 (the “Litigation Search”).

3.             Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 19 April 2000 for the Company (collectively referred to as the “Constitutional Documents”).

4.             Certified copy of the unanimous written resolutions of the Directors and effective 26 April 2007 and unanimous written resolutions of the Shareholders effective 9 May 2007 (the “Resolutions”).

5.             A certified copy of the “Foreign Exchange Letter,” dated 19 April 2000, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.             A certified copy of the “Tax Assurance”, dated 28 April 2000, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.             A Certificate of Compliance, dated 13 March 2008 issued by the Registrar of Companies in respect of the Company.

8.             Certificate of Incumbency in respect of the Company dated 10 May 2007.

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APPLEBY	Capmark Financial Group Inc. 14 March 2008

9.                                       Faxed copy of an executed Registration Rights Agreement, dated 10 May 2007, among the Company, the Issuer, the Guarantors listed on Schedule 1 thereto, and various Purchasers (the “Registration Rights Agreement”).

10.                                 Faxed copy of three executed Indentures, each dated 10 May 2007, among the Company, the Issuer, the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, relating to the Issuer’s Floating Rate Senior Notes due 2010, the Issuer’s 5.875% Senior Notes due 2012, and the Issuer’s 6.300% Senior Notes due 2017  (the “Indentures”).

11.                                 The forms of Exchange Notes, each as attached as an exhibit to the Indentures, as applicable.

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